EXHIBIT 99.1

[Windsortech Logo Omitted]

For Immediate Release

IR Contact                                  Media Contact
David Waldman/Jody Burfening                Jerry Miller
Lippert/Heilshorn & Associates              JMPR
dwaldman@lhai.com                           jmpr@nyc.rr.com
-----------------                           ---------------
(212) 838-3777                              (212) 777-0552

          WINDSORTECH REPORTS 159% INCREASE IN FOURTH QUARTER REVENUES
   Sales & Channel Partnering Initiatives Set Stage for Expansion of Business

HIGHTSTOWN, NJ--March 7, 2004--WindsorTech, Inc. (OTCBB: WSRT) d/b/a QSGI, today reported financial results for the fourth quarter and twelve months ended December 31, 2004.

Business expansion initiatives completed during the quarter include:
- Implementation of new sales strategy focusing on `C-Level' management of Fortune 500 companies
-       Establishment  and training of new Data  Security & Compliance  Division sales team
- Implementation of industry-focused channel partner agreements to accelerate sales cycle
- Expansion of the mid-range/mainframe Data Center Hardware & Maintenance Division, including new cross-selling selling initiatives with the Data Security & Compliance Division

Total revenue for the fourth quarter of 2004 increased 159% to $6.3 million, compared to $2.4 million for the same period in 2003. Net loss for the fourth quarter of 2004 was $290,000 or $0.01 per share, versus net income of $176,000 or $0.01 per share, for the same period in 2003. Net loss for the fourth quarter of 2004 included non-recurring costs related to a legal settlement and final allocation of the purchase price for the 2004 acquisition of QualTech International and QualTech Services Group. Fourth quarter results also reflect higher expenses related to the expansion of the sales force, in order to capitalize on the company's data security opportunities with Fortune 500 corporations.

Total revenue for 2004 increased 195% to $22.1 million, compared to $7.5 million for 2003. Net income for 2004 was $133,000 or $0.01 per share, versus a net loss of $149,000 or $0.01 per share for the same period in 2003. Net income for the full year also included the non-recurring costs related to a legal settlement.

Marc Sherman, chairman and chief executive officer of WindsorTech, stated, "During the quarter we completed significant sales and infrastructure initiatives, critical to QSGI's business expansion. While we began in this industry solely as a purchaser and re-marketer of IT equipment, the breadth of our business has rapidly evolved over the past three years due to the increased regulatory requirements and demand for our data security and compliance services. What had previously been an opportunity to provide services to small and mid-size corporations seeking end-of-life IT solutions, has now expanded to QSGI providing critical end-of-life and data security services necessary to meet the heightened regulatory and data security needs, domestically and internationally, of Fortune 500 companies. Our first initiative put in place during the quarter was to focus our sales efforts on only the most senior levels of corporate management. We initially focused our efforts on those industries most impacted by the increased need for data security and regulatory compliance, including the insurance, financial services, medical and health-care sectors. This new sales approach has been much more successful, resulting in companies adopting our full-suite of services across the entire organization."

Mr. Sherman continued, "In order to ensure the success of this `C-level' Fortune 500 sales strategy, our second business initiative completed during the quarter was the building and training of a national sales force dedicated to selling our data security and regulatory compliance services to these large corporations. During the quarter we hired Jeff Zellmer, a seasoned technology sales professional, as our vice president of Data Security & Compliance sales. Jeff has already assembled a team of 8 similarly seasoned sales executives set to grow this division. Throughout the fourth quarter and into this new year, we are providing continual education and training of our enthusiastic national sales team. The progress and traction they are making is remarkable. Further supporting their efforts, we also began an aggressive marketing campaign to build awareness of the potential liability faced by our target companies."

"Additionally, to further broaden our sales reach, we have signed a number of new channel partner agreements, that will rapidly extend our market penetration in core industries. Most notably, we signed an agreement with GTSI Corp., a leading government technology-solutions provider. GTSI has annual sales of approximately $1 billion, and a sales force of more than 370 sales representatives that will begin offering our services to federal, state and local governments in the coming quarters. To aid both our channel partners and internal sales force, we are also in the process of launching a new mobile audit and security facility that will resolve chain of custody issues for a growing number of companies that demand the highest levels of security."

"Our Data Center Hardware & Service Maintenance Divisions are now realizing the benefits of recent sales and service strengthening initiatives. We believe that continuing these efforts could lead to a two to three-fold increase in Data Center Maintenance revenues in the coming year. Also, as a result of our cross-selling initiative between our Data Center Hardware & Maintenance Divisions and our Data Security & Compliance Division, we have cultivated new opportunities for our data security services. In fact, we recently signed a new channel partner agreement with Comsource, a major nationwide IT integrator, lessor, and consulting company."

Mr. Sherman concluded, "As we enter 2005, we have laid a very solid foundation, including the necessary infrastructure, sales force and channel partners. These steps enabled us to achieve a $36 million revenue run-rate in December and will support our continued growth as we approach our revenue run rate target of $72 million by year-end. We are extremely encouraged by our robust sales pipeline and the increasing demand for our services. Looking ahead, we plan to continue expanding our sales force, adding new channel partners, and focusing our sales efforts at the most senior levels of Fortune 500 companies, in order to further accelerate our growth."

About WindsorTech

WindsorTech Inc., d/b/a QSGI, manages the information technology (IT) products of Fortune 1000 and government customers, specializing in data security and regulatory compliance. QSGI turns its clients' IT liabilities into IT assets, by maintaining, refurbishing and/or reselling equipment. Prior to resale, the company utilizes its proprietary Department of Defense (DOD) level certified data sweep to eliminate otherwise recoverable data. QSGI reduces its customers' potential liability, by ensuring regulatory and environmental compliance for IT products.

Statements about WindsorTech's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are `forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. WindsorTech intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and WindsorTech's actual results could differ materially from expected results. WindsorTech undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

                                 (tables follow)


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[WINDSORTECH LOGO OMITTED]

                                             CONSOLIDATED BALANCE SHEETS



                                                     Assets
                                                                                               December 31,
                                                                                -----------------------------------
                                                                                      2004                   2003
                                                                                -----------------------------------
Current Assets
 Cash and cash equivalents                                                      $    844,939           $    270,155
 Accounts receivable, net of reserve of $50,000
  and $20,000 in 2004 and 2003, respectively                                       3,612,530                223,326
 Accounts receivable - related party                                                 119,046                 37,173
 Inventories                                                                       2,721,505                358,380
 Prepaid expenses and other assets                                                   165,741                 46,906
 Deferred income taxes                                                                67,511                 14,528
-------------------------------------------------------------------------------------------------------------------
    Total Current Assets                                                           7,531,272                950,468

Property And Equipment, Net                                                          552,560                263,187

Goodwill                                                                           1,980,443                     --

Intangibles, Net                                                                   3,188,896                     --

Deferred Income Taxes                                                                127,799                112,492

Other Assets                                                                          89,843                 64,851
-------------------------------------------------------------------------------------------------------------------

                                                                                $ 13,470,813           $  1,390,998
===================================================================================================================

                                       Liabilities And Stockholders' Equity
Current Liabilities
 Current maturities of notes payable                                            $    603,376           $      7,555
 Revolving lines of credit                                                         1,155,500                  7,192
 Accounts payable                                                                  1,590,928                268,958
 Accrued expenses                                                                    265,391                152,796
 Accrued payroll - principal stockholders                                             86,724                277,075
 Deferred revenue                                                                    346,031                     --
 Other current liabilities                                                           123,481                     --
-------------------------------------------------------------------------------------------------------------------
    Total Current Liabilities                                                      4,171,431                713,576

Notes Payable                                                                        255,000                503,403
-------------------------------------------------------------------------------------------------------------------
    Total Liabilities                                                              4,426,431              1,216,979
-------------------------------------------------------------------------------------------------------------------

Commitments And Contingencies (Note 12)

Stockholders' Equity
 Preferred shares: authorized 5,000,000 in 2004
  and 2003, $0.01 par value, none issued                                                  --                     --
 Common shares: authorized 55,000,000 in 2004 and 35,000,000 in 2003,
  $0.01 par value; 25,550,007 shares issued and outstanding
  in 2004 and 16,468,754 issued and outstanding in 2003                              255,500                164,688
 Additional paid-in capital                                                        9,421,356                774,599
 Retained earnings (deficit)                                                        (632,474)              (765,268)
-------------------------------------------------------------------------------------------------------------------
   Total Stockholders' Equity                                                      9,044,382                174,019
-------------------------------------------------------------------------------------------------------------------
                                                                                $ 13,470,813           $  1,390,998
===================================================================================================================



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[WINDSORTECH LOGO OMITTED]


                                 CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                              For The Years
                                                                           Ended December 31,
                                                                 --------------------------------------
                                                                        2004                   2003
                                                                 --------------------------------------

Revenue                                                            $ 22,079,796           $  7,484,472

Cost Of Sales                                                        16,651,383              5,492,061
-------------------------------------------------------------------------------------------------------

Gross Profit                                                          5,428,413              1,992,411

Selling, General And Administrative Expenses                          4,835,565              1,988,091

Depreciation And Amortization                                           391,672                 71,973

Interest Expense, Net                                                    83,307                 79,656
-------------------------------------------------------------------------------------------------------

Income (Loss) Before Provision (Benefit) For Income Taxes               117,869               (147,309)

Provision (Benefit) For Income Taxes                                    (14,925)                 1,900
-------------------------------------------------------------------------------------------------------

Net Income (Loss)                                                  $    132,794           $   (149,209)
=======================================================================================================

Net Income (Loss) Per Common Share - Basic                         $       0.01           $      (0.01)

Net Income (Loss) Per Common Share - Diluted                       $       0.01           $      (0.01)
=======================================================================================================

Weighted Average Number of Common Shares
 Outstanding - Basic                                                 24,659,853             15,661,593
=======================================================================================================

Weighted Average Number of Common Shares
 Outstanding - Diluted                                               27,944,181             15,661,593
=======================================================================================================



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[WINDSORTECH LOGO OMITTED]

                                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                               For The Years
                                                                               Ended December 31,
                                                                    ---------------------------------------
                                                                              2004                2003
                                                                    ---------------------------------------
Cash flows from operating activities
 Net income (loss)                                                        $   132,794           $  (149,209)
 Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
    Depreciation and amortization                                             391,672                71,973
    Stock option compensation expense                                         289,666                    --
    Deferred income taxes                                                     (60,583)                   --
    Common stock issued for services                                          209,200                    --
    Stock warrants issued for services                                             --                60,000
    Change in assets and liabilities:
      Accounts receivable                                                  (2,177,369)             (235,502)
      Inventories                                                          (1,538,500)               68,760
      Prepaid expenses and other current assets                              (104,125)               47,143
      Other assets                                                             (2,512)               (1,250)
      Accounts payable and accrued expenses                                   714,261               323,785
------------------------------------------------------------------------------------------------------------
Net Cash Provided By (Used In) Operating Activities                        (2,145,496)              185,700
------------------------------------------------------------------------------------------------------------

Cash Flows From Investing Activities
 Payments for patent and trademark                                             (3,010)              (24,216)
 Acquisition of business, net of cash acquired                             (3,005,375)                   --
 Purchases of property and equipment                                         (206,111)              (88,142)
------------------------------------------------------------------------------------------------------------
Net Cash Used In Investing Activities                                      (3,214,496)             (112,358)
------------------------------------------------------------------------------------------------------------

Cash Flows From Financing Activities
 Proceeds from the issuance of common stock and warrants                    3,300,000               493,997
 Stock warrants exercised                                                     750,000                    --
 Stock options exercised                                                      899,050                    --
 Net amounts borrowed (paid) under revolving lines of credit                  638,308              (333,828)
 Amounts borrowed - notes payable                                             500,000                    --
 Principal payments - notes payable                                          (152,582)              (17,739)
------------------------------------------------------------------------------------------------------------
Net Cash Provided By Financing Activities                                   5,934,776               142,430
------------------------------------------------------------------------------------------------------------

Net Increase In Cash And Cash Equivalents                                     574,784               215,772

Cash And Cash Equivalents - Beginning Of Year                                 270,155                54,383
------------------------------------------------------------------------------------------------------------

Cash And Cash Equivalents - End Of Year                                   $   844,939           $   270,155
============================================================================================================

Supplemental Disclosure Of Cash Flow Information
 Income taxes paid (refunds received)                                     $       550           $   (70,800)
 Interest paid                                                                 58,561               114,980
--------------------------------------------------------------------------------------------------------------


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